Core-Mark Holding Company Announces Executive Leadership Promotions

FOR IMMEDIATE RELEASE
January 7, 2021

WESTLAKE, Texas – January 7, 2021 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announces two appointments to the executive team, effective immediately:

Chris Hobson, a well-regarded industry leader in driving growth and distribution center excellence with over 20 years of Core-Mark experience, has been named the Company’s Executive Vice President & Chief Operating Officer. Chris most recently served as SVP for the Company’s Eastern Divisions which delivered consecutive years of strong EBITDA growth under his leadership. Previously, he served as the Company’s Senior Vice President of Western Divisions, Senior Vice President of Sales & Marketing and in other key roles focused on growth and operational excellence. Earlier in his career, Chris held progressing leadership roles with nationally leading convenience retailer, 7-Eleven.

Andy Newkirk will also join Core-Mark’s executive ranks in his promotion to Senior Vice President of Operations, reporting to Mr. Hobson. Prior to this role, Andy served as the Company’s Vice President of Operations for four years, driving significant productivity improvement, fostering competitive advantage through our people, implementing technology advancements and championing the Company’s safety culture. Earlier in his career, Andy held various senior leadership roles at Sysco Corporation and Kellogg Company, providing him with an extensive background in complex supply chain operations.

“The promotion of Chris and Andy into top operational roles recognizes two incredible leaders in the Company for their contributions to our success and positions them to drive greater contributions to our growth and operational performance,” stated, Scott McPherson President and Chief Executive Officer. “As we continue to position Core-Mark for the future, these changes provide the Company a solid foundation to achieve our 2021 objectives and drive future performance.”

These executive appointments provide Core-Mark a unified Division Leadership Organization, led by Mr. Hobson, focused on delivering growth and operational excellence and supporting our ongoing division transformation and centralization activities. These moves also streamline the executive reporting structure, providing our top leadership with greater flexibility to focus on key strategic initiatives to accelerate shareholder returns.

About Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 41,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com